EXHIBIT 23.2
                                  ------------

                       Consent of Independent Accountants



     We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement on Form S-3 of Coyote Network Systems, Inc. (File No. 333-68333) of our report dated September 22, 1997, except as to the last paragraph of Note 8, which is as of November 4, 1998, relating to the consolidated financial statements and financial statement schedule of The Diana Corporation for the year ended March 31, 1997, which appears in Coyote Network Systems, Inc.'s Annual Report on Form 10-K/A (Amendment No. 3) for the year ended March 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
March 13, 2000






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